EXHIBIT 99.1

August 20, 2025

Dear Stockholders:

I am deeply honored to have been appointed to serve as the sole independent director for the Company.  I am also proud to announce our successful recruitment of Bill Vastardis, who has agreed to serve as Chief Executive Officer for the Company.  I believe our backgrounds will allow us to contribute in a substantial way to governance and management of the organization.  I am a retired U.S. Army Captain with 25+ years of experience in leadership, management, and entrepreneurial excellence, as well a mission leader, author and catalyst dedicated to improving the lives of my fellow veterans.  Bill is a retired compliance, risk and financial performance executive with 40+ years overseeing global operations with tens of billions in assets under administration.

We face substantial challenges in the near term, including multiple litigations that have been brought against the Company by well-capitalized opponents who seem bent on destroying the value that has been built at LZG International for your benefit over the course of many years.

Bill and I are committed to active engagement on these matters, with the goals of marshaling the Company's existing resources, ensuring that the Company can appropriately respond to the demands being made of it in the litigations and elsewhere, and protecting the value of your investment in LGZI.  We look forward to shepherding the Company though this fast-changing and turbulent period, and are grateful for your continuing support and confidence.

Respectfully,

/s/ John New	/s/ William Vastardis
John New	William Vastardis
Sole Independent Director, LZG International, Inc.	CEO, LZG International, Inc.